EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-223780), Form S-3 (Registration No. 333-228482, 333-238588, and 333-238589) and on Form S-1 (Registration No. 333-232588, 333-239201, 333-252405) of Chicken Soup for the Soul Entertainment, Inc. of our report dated March 30, 2021, relating to the consolidated financial statements of Chicken Soup for the Soul Entertainment, Inc. and subsidiaries as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020, and appearing in the Registration Statements and to the reference to us under the heading “Experts” in the Registration Statements.

/s/ Rosenfield and Company, PLLC

Orlando, Florida

March 30, 2021